Exhibit 99.1

                      [CFS Bancorp, Inc. Letterhead]

June 2, 2004
FOR IMMEDIATE RELEASE

CONTACT: Thomas F. Prisby, Chairman of the Board and Chief Executive Officer 2l9-836-5500

    CFS Bancorp, Inc. Announces Completion of Stock Repurchase Program

Munster, IN, June 2, 2004 - CFS Bancorp, Inc. (NASDAQ: CITZ) (the "Company") today announced the completion of its seventh stock repurchase program. This program resulted in 1,300,000 shares being repurchased by the Company at an average cost per share of $14.068. Since the Company's initial public offering in July of 1998, a total of 11,591,110 shares have been repurchased at an average price of $11.75.

The Company has commenced repurchases under its eighth stock repurchase program for 1,200,000 shares and currently has 1,181,662 shares remaining for repurchase under this program.

Shares outstanding at May 31, 2004 were 12,319,269.

CFS Bancorp, Inc. is the parent of Citizens Financial Services, FSB, a $1.5 billion asset federal savings bank. Citizens Financial Services provides community banking services and currently operates 22 offices throughout adjoining markets in Chicago's Southland and Northwest Indiana. The Company maintains a website at www.cfsbancorp.com.


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